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                                                                   EXHIBIT 10.19

        Memorandum of Employment Between Cell Pathways, Inc. ("Company")
                       and Richard H. Troy ("Executive")

Commencement: Formal employment to commence January 1, 1993; services prior thereto as consultant. Employment terminable by company at any time upon sixty days prior written notice (Executive to continue full services and effect smooth transition during notice period).

Duties: Those of chief financial, legal and administrative officer of Company (election to corresponding corporate officerships as well as Secretary) until Company growth justifies bringing on more specialized expertise (at which time Executive will concentrate more on the legal, public affairs and corporate secretarial functions); reports to the Board; establish Company structure, procedures, facilities, records and reports; coordinate operational matters consistent with the foregoing; assist in business planning, commercialization, and financings; and such other duties as may be assigned by the Board or the Chairman.

Compensation: Starting January 1, 1993, initial annual salary rate of $110,000 and annual bonus rate of $30,000 (based on performance); both may be changed by mutual agreement of the Board and Executive; salary rate to increase by $50,000 at time of initial public offering. In addition, Executive will be eligible for additional cash or stock bonuses based upon the accomplishment of other significant events which benefit the Company and result largely from the effort of the Executive. Consulting services for 1992, $16,000.

Benefits: Participation in Company health, dental and insurance plans as a member of senior management (or cash equivalent of Company cost to the extent he waives participation); participation in savings, incentive and retirement or similar plans and perquisites, as a member of senior management; paid vacation in accordance with Company practice, but not less than four weeks per year; reimbursement of business expenses, including professional association dues and expenses; payment of $20,000 to cover househunting trips, relocation transactions, transportation and moving.

Severance: Continuation of base salary and benefits for six months following termination date (cessation of work at end of notice period) in the event of termination by Company (other than for Cause as defined in contract with Floyd
G. Nichols) or termination by Executive for Good Reason (as defined in contract with Floyd G. Nichols).

Non-Competition and Confidentiality Agreement:  Signed concurrently.

Cell Pathways, Inc.                  Richard H. Troy


By /s/ Floyd G. Nichols              /s/ Richard H. Troy
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